Exhibit 99.2

Fusion Closes on Approximately $44.0 Million of Financing

Enables Acquisition of Cloud Services Business

NEW YORK, January 6, 2014 - - Fusion (OTCQB: FSNN), an emerging leader in the cloud services market, today announced that on December 31, 2013, it closed several financing transactions aggregating to approximately $44.0 million, comprised of approximately $18.5 million in equity, and $25.5 million in term debt.

Fusion raised approximately $18.5 million through a private placement of investment units consisting of Convertible Preferred Securities and Warrants to accredited investors, including all members of Fusion’s Board of Directors and members of its Advisory Board. As part of the capital raised in the offering, Matthew Rosen, Fusion’s Chief Executive Officer and Marvin Rosen, Fusion’s Chairman, exchanged $2.05 million of Company obligations for the investment units sold in the private placement. Fusion received net cash proceeds in the private placement, after giving effect to transaction expenses, of approximately $15.6 million.

Aegis Capital Corp. served as lead placement agent.

In addition to the equity, Fusion raised $25.5 million through the issuance of 5-year senior notes to Praesidian Capital and Plexus Capital, Fusion’s existing lenders.

The Company’s aggregate net proceeds from these financing transactions was $40.5 million, $32.1 million of which was used to fund its acquisition of the cloud services assets of Broadvox’s business services division, with the remainder to be used for acquisition transaction expenses, to advance sales and marketing efforts, and for general corporate purposes. The Broadvox cloud services unit will be integrated into NBS, Fusion’s cloud services division.  NBS was acquired in October, 2012, and fully integrated by the end of the first quarter of 2013. The addition of NBS’ proprietary platform and infrastructure has accelerated Fusion’s organic growth and enabled the Company to effectively integrate the current acquisition of Broadvox’s cloud services, as well as facilitate future accretive acquisitions.

“The strong support we received in the financing from new and existing shareholders, Directors, Advisory Board members, and from financial partners such as Praesidian Capital, Plexus Capital, and several other notable institutions and individuals, reaffirms our confidence that we have the right strategy for growth,” said Matthew Rosen, Fusion’s Chief Executive Officer. “This financing advances our cloud services strategy with an acquisition that will allow us to rapidly scale, accelerate our organic growth and effectively plan for additional strategic acquisitions as we emerge as a leading provider in the cloud services marketplace,” continued Mr. Rosen.

Commenting on the transaction, Glenn C. Harrison, Managing Director of Praesidian, said, “Since our initial investment, we have become very familiar with the talented Fusion management team through this acquisition as well as their acquisition of NBS last year, and have found them to be both innovative and experienced. Their success at meeting key goals in 2013 confirms our confidence in what we believe to be a winning strategy and plan.”

Expanding on Mr. Harrison’s comments, Mike Becker, co-founder and Partner of Plexus, said, “We believe this financing strongly reflects our commitment to support Fusion in the execution of its strategy.”

Further details of the equity financing are contained in Fusion’s Current Report on Form 8-K filed today with the SEC.

About Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, proprietary service platform enables the integration of leading edge solutions in the cloud, including cloud voice, cloud connectivity, cloud storage and security.  Fusion’s innovative yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusiontel.com.

About Praesidian

Praesidian Capital partners with small and mid-sized businesses by providing private debt capital. With a focus on its core competency in mezzanine financing, Praesidian invests in established, historically profitable companies often in connection with a management/leveraged buyout, recapitalization or refinancing. Based in New York City, Praesidian manages more than $700 million in committed capital. For more information, visit www.praesidian.com.

About Plexus

With offices in Charlotte and Raleigh, North Carolina, Plexus manages $255 million and invests in middle market, high growth companies located in the United States.  Plexus’ capital is most often used to fund growth, acquisitions, leveraged buyouts, management buyouts, and stock repurchases.  Prospective portfolio companies have strong management teams, positive cash flow, large market opportunities, and need capital to execute their business plans.

 Forward Looking Statements:

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk of the Company is its ability to raise new and continued capital to execute its comprehensive business strategy. There may be additional risks associated with the integration of businesses following an acquisition, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, the termination of any of the Company’s significant contracts or partnerships, the Company’s ability to comply with its senior debt agreements, the Company’s inability to maintain working capital requirements to fund future operations or the Company’s ability to attract and retain highly qualified management, technical and sales personnel and the other factors identified by us from time to time in the Company’s filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the risks included should not be assumed to be the only things that could affect future performance. We may, among other things, also be subject to service disruptions, delays in collections, or facilities closures caused by potential or actual acts of terrorism or government security concerns.

Fusion Contact

Laura Nadal, 212-389-9720
lnadal@fusiontel.com